BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Correction

NRS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A

(Only one document may be corrected per certificate.)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

INSTRUCTIONS:

1. Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID).
2. Name of document with inaccuracy or defect.
3. Filing date of document with inaccuracy or defect.
4. Brief description of inaccuracy or defect.
5. Correction of inaccuracy or defect.
6. Must be signed by Authorized Signer. Form will be returned if unsigned.

1. Entity Information:	Name of entity as on file with the Nevada Secretary of State: Red Cat Holdings, Inc. Entity or Nevada Business Identification Number (NVID): C6791-2001
2. Document:	Name of document with inaccuracy or defect: Amended and Restated Articles of Incorporation
3. Filing Date:	Filing date of document which correction is being made: 7/17/2019
4. Description:	Description of inaccuracy or defect: Under Article III Capital Stock, the number of authorized shares listed in the parentheses should match the words – five hundred ten million shares "(510,000,000)" not (500,000,000).
5. Correction:	Correction of inaccuracy or defect: Section 1. Authorized Shares. The aggregate number of shares which the Corporation shall have the authority to issue is five hundred ten million (510,000,000) shares, consisting of two classes to be designated, respectfully, "Common Stock" and "Preferred Stock" with all of such shares having a par value of $0.001 per share.
6. Signature: (Required)	X Joseph Hernon, CFO (Signature) 7/25/2022 (Date)

This form must be accompanied by appropriate fees.